Exhibit 10.1

TRANSITION SERVICES AGREEMENT

by and between

DEMAND MEDIA, INC.

and

RIGHTSIDE GROUP, LTD.

dated as of

August 1, 2014

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Certain Definitions	2
Section 1.2	Interpretation	4

ARTICLE II

SERVICES

Section 2.1	Rightside Services	5
Section 2.2	Demand Media Services	6
Section 2.3	Additional Rightside Services	6
Section 2.4	Additional Demand Media Services	7
Section 2.5	No Violations	7
Section 2.6	Third-Party Providers	7
Section 2.7	Independent Contractor	8
Section 2.8	Employees and Representatives	9
Section 2.9	Access	9
Section 2.10	Service Managers; Disputes	9

ARTICLE III

PAYMENT

Section 3.1	Pricing	10
Section 3.2	Taxes	10
Section 3.3	Billing and Payment	11
Section 3.4	Budgeting and Accounting	12

ARTICLE IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 4.1	Rightside Disclaimer	12
Section 4.2	Demand Media Disclaimer	12
Section 4.3	As Is; Where Is	12

ARTICLE V

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1	Indemnification by Rightside	12
Section 5.2	Indemnification by Demand Media	13
Section 5.3	Limitation of Liability	13
Section 5.4	Indemnification Procedure; Other Rights	13

i

Exhibit A— Rightside Services

Exhibit B— Demand Media Services

ii

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (as the same may be amended or supplemented from time to time, this “Agreement”) is entered into as of August 1, 2014, by and between Demand Media, Inc., a Delaware corporation (“Demand Media”), and Rightside Group, Ltd., a Delaware corporation (“Rightside”).  Demand Media and Rightside are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Demand Media, acting through its direct and indirect Subsidiaries, owns and conducts the Demand Media Business and the Rightside Business;

WHEREAS, Demand Media and Rightside have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which Demand Media will be separated into two independent publicly-traded companies:  (a) Rightside, which, following consummation of the transactions contemplated by the Separation Agreement, will own, operate and conduct the Rightside Business, and (b) Demand Media, which, following the consummation of the transactions contemplated by the Separation Agreement, will own, operate and conduct the Demand Media Business;

WHEREAS, in connection with the Spin-Off, Rightside desires to procure certain services from Demand Media, and Demand Media is willing to provide such services to Rightside, during a transition period commencing on the Distribution Date, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the Spin-Off, Demand Media desires to procure certain services from Rightside, and Rightside is willing to provide such services to Demand Media, during a transition period commencing on the Distribution Date, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which it will provide or receive such services; and

WHEREAS, the execution of this Agreement by the Parties is a condition precedent to the consummation of the transactions contemplated by the Separation Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Definitions.  Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Separation Agreement.  As used in this Agreement (including in Exhibit A and Exhibit B), the following capitalized terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Additional Demand Media Services” has the meaning set forth in Section 2.4.

“Additional Demand Media Third-Party Providers” has the meaning set forth in Section 2.6(c).

“Additional Interest” has the meaning set forth in Section 3.3(e).

“Additional Rightside Services” has the meaning set forth in Section 2.3.

“Additional Rightside Third-Party Providers” has the meaning set forth in Section 2.6(b).

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Disputes “ has the meaning set forth in the Separation Agreement.

“Agreement Term” has the meaning set forth in Section 7.2.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended.

“Business Day” has the meaning set forth in the Separation Agreement.

“Contract” has the meaning set forth in the Separation Agreement.

“Demand Media” has the meaning set forth in the preamble to this Agreement.

“Demand Media Business” has the meaning set forth in the Separation Agreement.

“Demand Media Entities” has the meaning set forth in the Separation Agreement (each, a “Demand Media Entity”).

“Demand Media Indemnitees” has the meaning set forth in the Separation Agreement.

“Demand Media Payment Date” has the meaning set forth in Section 3.3(d).

“Demand Media Service Costs” means the amounts to be paid by Demand Media to Rightside for Demand Media Services provided pursuant to this Agreement.

“Demand Media Services” means the services identified in Exhibit B.

“Demand Media Systems” has the meaning set forth in Section 8.2(b).

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Early Termination” has the meaning set forth in Section 7.1.

“Entities” has the meaning set forth in the Separation Agreement (each an “Entity”).

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Initial Service Term” has the meaning set forth in Section 7.2.

“Known Demand Media Third-Party Providers” has the meaning set forth in Section 2.6(c).

“Known Rightside Third-Party Providers” has the meaning set forth in Section 2.6(b).

“Law” has the meaning set forth in the Separation Agreement.

“Losses” has the meaning set forth in the Separation Agreement.

“Outside Initial Service Term” has the meaning set forth in Section 7.2.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in the Separation Agreement.

“Rightside” has the meaning set forth in the preamble to this Agreement.

“Rightside Business” has the meaning set forth in the Separation Agreement.

“Rightside Entities” has the meaning set forth in the Separation Agreement (each, a “Rightside Entity”).

“Rightside Indemnitees” has the meaning set forth in the Separation Agreement.

“Rightside Payment Date” has the meaning set forth in Section 3.3(c).

“Rightside Service Costs” means the amounts to be paid by Rightside to Demand Media for Rightside Services provided pursuant to this Agreement.

“Rightside Services” means the services identified in Exhibit A.

“Rightside Systems” has the meaning set forth in Section 8.2(a).

“Sales Taxes” has the meaning set forth in Section 3.2.

“Security Regulations” has the meaning set forth in Section 8.2(a).

“Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Service Costs” means, collectively, the Rightside Service Costs and the Demand Media Service Costs.

“Service Manager” has the meaning set forth in Section 2.10.

“Services” means, collectively, the Rightside Services and the Demand Media Services.

“Spin-Off” has the meaning set forth in the Separation Agreement.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Third-Party Products and Services” has the meaning set forth in Section 2.6(a).

“Third-Party Providers” has the meaning set forth in Section 2.6(a).

Section 1.2                                    Interpretation.  In this Agreement, unless the context clearly indicates otherwise:

(a)           words used in the singular include the plural and words used in the plural include the singular;

(b)           the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)           the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d)           relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)           accounting terms used herein shall have the meanings historically ascribed to them by Demand Media and its Subsidiaries, including Rightside, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)            all references herein to Articles, Sections, paragraphs, subparagraphs, clauses or Exhibits shall be deemed references to Articles, Sections, paragraphs, subparagraphs or clauses of, or Exhibits to, this Agreement;

(g)           reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h)           reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i)            references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Subsidiaries” shall be deemed to mean such Person’s Subsidiaries following the Distribution, and any reference to a third party shall be deemed to mean a Person who is not a Party or a Subsidiary of a Party;

(j)            if there is any conflict between the provisions of the main body of this Agreement and Exhibit A or Exhibit B, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in Exhibit A or Exhibit B, as applicable;

(k)           if there is any conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control (but only with respect to the subject matter hereof) unless explicitly stated otherwise herein; and

(l)            any portion of this Agreement obligating a Party to take any action or to refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or to refrain from taking such action, as the case may be.

ARTICLE II

SERVICES

Section 2.1                                    Rightside Services.

(a)           Except as otherwise set forth in Exhibit A, Demand Media shall use commercially reasonable efforts to provide (or cause another applicable Demand Media Entity to provide) to Rightside (or another applicable Rightside Entity) each Rightside Service in a manner, scope, nature, timeliness and quality consistent with the manner, scope, nature, timeliness and quality in which such Rightside Service (i) was provided to Rightside (or such other applicable Rightside Entity) prior to the Distribution Date by Demand Media (or such other applicable Demand Media Entity) and (ii) is provided after the Distribution Date by Demand Media (or such other applicable Demand Media Entity) for its own business.

(b)           For those services provided to Rightside prior to the Distribution Date, Rightside shall use the Rightside Services for substantially the same purposes and in substantially the same manner (including as to volume, amount, level or frequency, as applicable) as such services have been used immediately prior to the Distribution Date; provided that Exhibit A shall control the scope of, and any limitation on, the Rightside Services to be provided (to the extent set forth therein) including any Rightside Services that were not previously provided to Rightside prior to the Distribution Date, unless otherwise agreed in writing.

(c)           Rightside agrees to use commercially reasonable efforts to reduce or eliminate its dependency on the Rightside Services as soon as reasonably practicable; provided that Rightside may utilize the Rightside Services for the periods set forth on Exhibit A, including any permitted extensions thereof approved in accordance with this Agreement.

Section 2.2                                    Demand Media Services.

(a)           Except as otherwise set forth in Exhibit B, Rightside shall use commercially reasonable efforts to provide (or cause another applicable Rightside Entity to provide) to Demand Media (or another applicable Demand Media Entity) each Demand Media Service in a manner, scope, nature, timeliness and quality consistent with the manner, scope, nature, timeliness and quality in which such Demand Media Service (i) was provided to Demand Media (or such other applicable Demand Media Entity) prior to the Distribution Date by Rightside (or such other applicable Rightside Entity) and (ii) is provided after the Distribution Date by Rightside (or such other applicable Rightside Entity) for its own business.

(b)           For those services provided to Demand Media prior to the Distribution Date, Demand Media shall use the Demand Media Services for substantially the same purposes and in substantially the same manner (including as to volume, amount, level or frequency, as applicable) as such services have been used immediately prior to the Distribution Date; provided that Exhibit B shall control the scope of, and any limitation on, the Demand Media Services to be provided (to the extent set forth therein) including any Demand Media Services that were not previously provided to Demand Media prior to the Distribution Date, unless otherwise agreed in writing.

(c)           Demand Media agrees to use commercially reasonable efforts to reduce or eliminate its dependency on the Demand Media Services as soon as reasonably practicable; provided that Demand Media may utilize the Demand Media Services for the periods set forth on Exhibit B, including any permitted extensions thereof approved in accordance with this Agreement.

Section 2.3            Additional Rightside Services.  If Rightside reasonably determines that additional transition services not listed in Exhibit A are necessary to conduct the Rightside Business after the Distribution Date, Rightside shall provide written notice to Demand Media requesting Demand Media (i) to provide additional (including as to volume, amount, level or frequency, as applicable) or different services which Demand Media is not expressly obligated to provide under this Agreement if such services are of the type and scope provided by Demand Media (or other Demand Media Entity) (including any employee of Demand Media or such other Demand Media Entity) for Rightside prior to the Distribution Date, or (ii) expand the scope of any Rightside Service (such additional or expanded services, the “Additional Rightside Services”).  Demand Media shall consider such request in good faith and shall use commercially reasonable efforts to provide any such Additional Rightside Service; provided that neither Demand Media nor any other Demand Media Entity shall be obligated to perform any Additional Rightside Services if Demand Media or such other Demand Media Entity, in its reasonable judgment, does not have adequate resources to perform such Additional Rightside Services or if the provision of such Additional Rightside Services would interfere with the operation of the Demand Media Business.  Demand Media shall notify Rightside within ten (10) Business Days of receipt of such request as to whether it will or will not provide the Additional Rightside Services.  If Demand Media agrees to provide Additional Rightside Services pursuant to this Section 2.3, then the Parties shall in good faith negotiate the terms of a supplement to Exhibit A which will describe in reasonable detail the service, project scope, term, price and payment terms to be charged for each Additional Rightside Service.  Once agreed to in writing, the supplement to Exhibit A shall be deemed part of this Agreement as of such date, and the Additional Rightside Services shall be deemed “Rightside Services” provided hereunder, in each case subject to the terms and conditions of this Agreement.

Section 2.4            Additional Demand Media Services.  If Demand Media reasonably determines that additional transition services not listed in Exhibit B are necessary to conduct the Demand Media Business after the Distribution Date, Demand Media shall provide written notice to Rightside requesting Rightside (i) to provide additional (including as to volume, amount, level or frequency, as applicable) or different services which Rightside is not expressly obligated to provide under this Agreement if such services are of the type and scope provided by Rightside (or other Rightside Entity) (including any employee of Rightside or such other Rightside Entity) for Demand Media prior to the Distribution Date, or (ii) expand the scope of any Demand Service (such additional or expanded services, the “Additional Demand Media Services”).  Rightside shall consider such request in good faith and shall use commercially reasonable efforts to provide any such Additional Demand Media Service; provided that neither Rightside nor any other Rightside Entity shall be obligated to perform any Additional Demand Media Services if Rightside or such other Rightside Entity, in its reasonable judgment, does not have adequate resources to perform such Additional Demand Media Services or if the provision of such Additional Demand Media Services would interfere with the operation of the Rightside Business.  Rightside shall notify Demand Media within ten (10) Business Days of receipt of such request as to whether it will or will not provide the Additional Demand Media Services.  If Rightside agrees to provide Additional Demand Media Services pursuant to this Section 2.4, then the Parties shall in good faith negotiate the terms of a supplement to Exhibit B which will describe in reasonable detail the service, project scope, term, price and payment terms to be charged for each Additional Demand Media Service.  Once agreed to in writing, the supplement to Exhibit B shall be deemed part of this Agreement as of such date, and the Additional Demand Media Services shall be deemed “Demand Media Services” provided hereunder, in each case subject to the terms and conditions of this Agreement.

Section 2.5            No Violations.  Notwithstanding anything to the contrary in this Agreement, neither Party (nor any Entity affiliated with such Party) shall be required to perform Services hereunder or to take any actions relating thereto that conflict with or violate any applicable Law or any material Contract, sublicense, authorization, certification or permit.

Section 2.6            Third-Party Providers.

(a)           Each Party shall use commercially reasonable efforts to obtain any required consents, licenses or approvals of the providers (“Third-Party Providers”) of any products or services required to be used in providing any Services pursuant to this Agreement

(“Third-Party Products and Services”).  The Parties understand and agree that provision of any Services requiring the use of any Third-Party Products and Services shall be subject to receipt of any required consents, licenses or approvals of the applicable Third-Party Providers.

(b)           With respect to each Rightside Service, (i) Rightside hereby consents to Demand Media’s use of any Third-Party Provider(s) named in Exhibit A with respect to such Rightside Service (“Known Rightside Third-Party Providers”) and (ii) if, after the date of this Agreement, Demand Media reasonably determines that it requires the use of Third-Party Providers in addition to the Known Rightside Third-Party Providers (“Additional Rightside Third-Party Providers”) in providing such Rightside Service, the use of such Additional Rightside Third-Party Providers shall require the written consent of Rightside’s Service Coordinator and, subject to Section 2.6(d), such consent will not be unreasonably withheld, conditioned or delayed.

(c)           With respect to each Demand Media Service, (i) Demand Media hereby consents to Rightside’s use of any Third-Party Provider(s) named in Exhibit B with respect to such Demand Media Service (“Known Demand Media Third-Party Providers”) and (ii) if, after the date of this Agreement, Rightside reasonably determines that it requires the use of Third-Party Providers in addition to the Known Demand Media Third-Party Providers (“Additional Demand Media Third-Party Providers”) in providing such Demand Media Service, the use of such Additional Demand Media Third-Party Providers shall require the written consent of Demand Media’s Service Coordinator and, subject to Section 2.6(d), such consent will not be unreasonably withheld, conditioned or delayed.

(d)           Notwithstanding the foregoing, in those instances in which the use of Third-Party Products and Services will require payment of additional consideration by either Party and the payment of such additional consideration is not contemplated by this Agreement (including Exhibit A or Exhibit B, as applicable) or has not been previously agreed by the Parties, then (x) in connection with the provisions of the Rightside Services: (i) Demand Media will provide Rightside with ten (10) Business Days’ prior written notice detailing the amount of such additional consideration and (ii) Rightside will then have the option to (A) procure its own Third Party Products and Services at its own expense or (B) authorize Demand Media to incur the required additional consideration on its behalf and at Rightside’s expense and such additional consideration will be deemed a Rightside Service Cost under this Agreement, and (y) in connection with the provisions of the Demand Media Services by Rightside (i) Rightside will provide Demand Media with ten (10) Business Days’ prior written notice detailing the amount of such additional consideration and (ii) Demand Media will then have the option to (A) procure its own Third Party Products and Services at its own expense or (B) authorize Rightside to incur the required additional consideration on its behalf and at Demand Media’s expense and such additional consideration will be deemed a Demand Media Service Cost under this Agreement

Section 2.7            Independent Contractor.  Each Party (and each applicable Entity affiliated with such Party) shall act under this Agreement solely as an independent contractor, and not as an agent, of the other Party (and each applicable Entity affiliated with such other Party).

Section 2.8            Employees and Representatives.

(a)           Unless otherwise agreed in writing, each employee and representative of Demand Media (or other Demand Media Entity) that provides Rightside Services to Rightside (or other Rightside Entity) pursuant to this Agreement shall (a) be deemed for all purposes to be an employee or representative of Demand Media (or such other Demand Media Entity) and not an employee or representative of Rightside (or such other Rightside Entity) and (b) be under the direction, control and supervision of Demand Media (or such other Demand Media Entity), and Demand Media (or such other Demand Media Entity) shall have the sole right to exercise all authority with respect to the employment (including termination of employment) and assignment of such employee or representative and shall have the sole responsibility to pay for all personnel and other related expenses, including salary or wages, of such employee or representative.

(b)           Unless otherwise agreed in writing, each employee and representative of Rightside (or other Rightside Entity) that provides Demand Media Services to Demand Media (or other Demand Media Entity) pursuant to this Agreement shall (a) be deemed for all purposes to be an employee or representative of Rightside (or such other Rightside Entity) and not an employee or representative of Demand Media (or such other Demand Media Entity) and (b) be under the direction, control and supervision of Rightside (or such other Rightside Entity), and Rightside (or such other Rightside Entity) shall have the sole right to exercise all authority with respect to the employment (including termination of employment) and assignment of such employee or representative and shall have the sole responsibility to pay for all personnel and other related expenses, including salary or wages, of such employee or representative.

Section 2.9                                    Access.

(a)           Rightside shall provide (or cause any other applicable Rightside Entity to provide) Demand Media (or any other applicable Demand Media Entity) such reasonable access to the employees, representatives, facilities and books and records of Rightside (or such other Rightside Entity) as Demand Media (or such other Demand Media Entity) shall reasonably request in order to enable Demand Media (or such other Demand Media Entity) to provide any Rightside Service required under this Agreement.  Demand Media (or any other applicable Demand Media Entity) receiving access pursuant to this Section 2.9 must conform with the confidentiality and security provisions in Article VIII, as applicable.

(b)           Demand Media shall provide (or cause any other applicable Demand Media Entity to provide) Rightside (or any other applicable Rightside Entity) such reasonable access to the employees, representatives, facilities and books and records of Demand Media (or such other Demand Media Entity) as Rightside (or such other Rightside Entity) shall reasonably request in order to enable Rightside (or such other Rightside Entity) to provide any Demand Media Service required under this Agreement.  Rightside (or any other applicable Rightside Entity) receiving access pursuant to this Section 2.9 must conform with the confidentiality and security provisions in Article VIII, as applicable.

Section 2.10          Service Managers; Disputes.  Each Party shall appoint a representative to act as the primary contact with respect to the provision of the Services (each such person, a “Service Manager”).  The initial Service Coordinator for Rightside shall be Matt Delgado, or any subsequent designee notified by Rightside to Demand Media in writing, and the initial Service Manager for Demand Media shall be Daniel Weinrot, or any subsequent designee notified by

Demand Media to Rightside in writing. The Service Managers shall meet as expeditiously as possible to resolve any dispute under this Agreement (including, but not limited to, any disputes relating to payments under Article III) within thirty (30) calendar days of identification of such dispute.  To the extent that the Service Managers are unable to resolve such dispute within thirty (30) calendar days, the Service Managers shall refer such dispute to the senior financial officer of each Party who shall attempt to resolve any such disputes within ten (10) Business Days, and any dispute that is not resolved by the senior financial officers within ten (10) Business Days shall be deemed an Agreement Dispute under the Separation Agreement and shall be resolved in accordance with the dispute resolution procedures set forth in Article 8 of the Separation Agreement.  Each Party may treat an act of the other Party’s Service Manager as being authorized by such other Party without inquiring whether such Service Manager had authority to so act; provided that no Service Manager shall have authority to amend this Agreement.  Each Party shall advise the other Party promptly in writing of any change in its respective Service Manager, setting forth the name of the replacement Service Manager, and stating that the replacement Service Manager is authorized to act for such Party in accordance with this Section 2.10.

ARTICLE III

PAYMENT

Section 3.1                                    Pricing.

(a)           Each Rightside Service provided by Demand Media (or other applicable Demand Media Entity) shall be charged to Rightside at the fees for such Rightside Service set forth in, or otherwise as determined in accordance with, Exhibit A, and the Rightside Service Costs shall be payable by Rightside in the manner set forth in Section 3.3.

(b)           Each Demand Media Service provided by Rightside (or other applicable Rightside Entity) shall be charged to Demand Media at the fees for such Demand Media Service set forth in, or otherwise as determined in accordance with, Exhibit B, and the Demand Media Service Costs shall be payable by Demand Media in the manner set forth in Section 3.3.

Section 3.2            Taxes.  The Parties acknowledge that fees charged for Services may be subject to goods and service taxes, value added taxes, sales and use taxes or similar taxes (collectively, “Sales Taxes”).  With respect to each Service provided under this Agreement, (a) (i) Demand Media shall be liable for reporting and paying the Sales Taxes or any other applicable taxes imposed on fees received for providing such Rightside Service and (ii) Rightside shall be liable for reporting and paying the Sales Taxes or any other applicable taxes imposed on fees received for providing such Demand Media Service; and (b) (i) Rightside shall reimburse Demand Media for the amount of such Sales Taxes paid on fees received for providing such Rightside Service and (ii) Demand Media shall reimburse Rightside for the amount of such Sales Taxes paid on fees received for providing such Demand Media Service.  Rightside shall be liable for any applicable use taxes imposed on Rightside Services received and Demand Media shall be liable for any applicable use taxes imposed on Demand Media Services received.

Section 3.3                                    Billing and Payment.

(a)           Rightside Billing.  Within fifteen (15) calendar days after the end of each month, Demand Media will invoice Rightside for the applicable Rightside Service Costs on a monthly basis, in arrears, for the prior month just ended.  The invoice shall set forth in reasonable detail for the period covered by such invoice (i) the Rightside Services rendered, (ii) the Rightside Service Costs for each type of Rightside Service provided and (iii) such additional information as may be reasonably requested by Rightside.

(b)           Demand Media Billing.  Within fifteen (15) calendar days after the end of each month, Rightside will invoice Demand Media for the applicable Demand Media Service Costs on a monthly basis, in arrears, for the prior month just ended.  The invoice shall set forth in reasonable detail for the period covered by such invoice (i) the Demand Media Services rendered, (ii) the Demand Media Service Costs for each type of Demand Media Service provided and (iii) such additional information as may be reasonably requested by Demand Media.

(c)           Rightside Payment.  Rightside agrees to pay all of the Rightside Service Costs on or before thirty (30) calendar days after the date on which an invoice for Rightside Service Costs is delivered to Rightside (the “Rightside Payment Date”) by check, wire transfer or ACH of immediately available funds to an account designated in writing from time to time by Demand Media.

(d)           Demand Media Payment.  Demand Media agrees to pay all of the Demand Media Service Costs on or before thirty (30) calendar days after the date on which an invoice for Demand Media Service Costs is delivered to Demand Media (the “Demand Media Payment Date”) by check, wire transfer or ACH of immediately available funds to an account designated in writing from time to time by Rightside.

(e)           Netting of Payments; Late Payments.  The Parties may agree in advance to net any amount owed by one Party to the other; provided that neither Party shall be obligated to agree to net any amounts owed.  If a Party fails to pay any monthly payment on or before the Rightside Payment Date or the Demand Media Payment Date, as applicable, such Party shall be obligated to pay, in addition to the amount due pursuant to such invoice, interest on such amount at a rate per annum equal to 3% (“Additional Interest”); provided that if the Parties agree to a net amount owed by one Party to the other with respect to Service Costs in any monthly period, the Party to whom such net amount is owed shall not be liable for Additional Interest.  Unless otherwise agreed in writing between the Parties, all payments made pursuant to this Agreement shall be made in U.S. dollars.

(f)            Dispute Resolution.  Notwithstanding the foregoing, if a Party in good faith disputes any invoiced charge, payment of such charge shall be made only after mutual resolution of such dispute.  Each Party agrees to notify the other Party promptly, and in no event later than the Rightside Payment Date or the Demand Media Payment Date, as applicable, of any disputed charge.  Additional Interest shall not accrue on any amount in dispute, and no default shall be alleged until after the Rightside Payment Date or the Demand Media Payment Date, as applicable.

(g)           Books & Records.  During the Agreement Term, pursuant to Section 2.9, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for Services provided hereunder.  Each Party shall provide documentation supporting any amounts invoiced pursuant to this Section 3.3 as the other Party may from time to time reasonably request.  Each Party shall have the right to review such books, records and accounts at any time during normal business hours upon reasonable written notice, and each Party agrees to conduct any such review in a manner so as not to unreasonably interfere with the other Party’s normal business operations.

Section 3.4            Budgeting and Accounting.  Upon reasonable request, each Party will cooperate with the other Party with respect to budgeting and accounting matters relating to the Services, including providing estimates of the costs and duration of future Services provided for hereunder.

ARTICLE IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 4.1            Rightside Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.1, RIGHTSIDE ACKNOWLEDGES AND AGREES THAT DEMAND MEDIA (AND EACH DEMAND MEDIA ENTITY) MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER.

Section 4.2            Demand Media Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.2, DEMAND MEDIA ACKNOWLEDGES AND AGREES THAT RIGHTSIDE (AND EACH RIGHTSIDE ENTITY) MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER.

Section 4.3            As Is; Where Is.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES (AND ANY RELATED PRODUCTS, IF ANY) TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS.

ARTICLE V

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1            Indemnification by Rightside.  Rightside, and on behalf of each other Rightside Entity, hereby agrees to indemnify, defend and hold harmless the Demand Media Indemnitees from and against any and all Losses relating to, arising out of or resulting from Rightside’s gross negligence, willful misconduct or bad faith in the performance of its obligations hereunder, or a material breach of this Agreement, other than to the extent such

Losses are attributable to the gross negligence, willful misconduct, bad faith or material breach of this Agreement by Demand Media or any other Demand Media Entity.

Section 5.2            Indemnification by Demand Media.  Demand Media, and on behalf of each other Demand Media Entity, hereby agrees to indemnify, defend and hold harmless the Rightside Indemnitees from and against any and all Losses relating to, arising out of or resulting from Demand Media’s gross negligence, willful misconduct or bad faith in the performance of its obligations hereunder, or a material breach of this Agreement, other than to the extent such Losses are attributable to the gross negligence, willful misconduct, bad faith or material breach of this Agreement by Rightside or any other Rightside Entity.

Section 5.3                                    Limitation of Liability.

(a)           IN NO EVENT SHALL ANY PARTY, NOR ANY ENTITY AFFILIATED WITH SUCH PARTY, NOR ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE OR AGENT THEREOF, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO THE OTHER PARTY (OR ANY DEMAND MEDIA INDEMNITEES OR RIGHTSIDE INDEMNITEES, AS APPLICABLE) FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY SUCH PERSON UNDER THIS AGREEMENT, WHETHER OR NOT SUCH PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT ANY SUCH AMOUNT IS PAID TO A THIRD PARTY BY THE INDEMNIFIED PARTY OR ANY OF ITS AFFILIATES.

(b)           THE LIABILITIES OF ONE PARTY (AND THE ENTITIES AFFILIATED WITH SUCH PARTY) TO THE OTHER PARTY (AND THE ENTITIES AFFILIATED WITH SUCH OTHER PARTY) UNDER THIS AGREEMENT FOR ANY CLAIM SHALL NOT EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO THE APPLICABLE TOTAL AMOUNT PAID FOR SERVICES RENDERED UNDER THIS AGREEMENT TO THE OTHER PARTY AND THE ENTITIES AFFILIATED WITH SUCH OTHER PARTY.

Section 5.4            Indemnification Procedure; Other Rights.  All claims for indemnification pursuant to Section 5.1 or Section 5.2 herein shall be made in accordance with the procedures set forth in Section 5.3 of the Separation Agreement and shall be subject to Section 5.4, Section 5.5 and Section 5.6 of the Separation Agreement.

ARTICLE VI

FORCE MAJEURE

Section 6.1                                    General.

(a)           If Demand Media (or any other Demand Media Entity) is prevented from or delayed in complying, in whole or in part, with any of the terms or provisions of this

Agreement by reason of fire, flood, storm, earthquake, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, equipment failure, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, act of God, or act, omission or delay in acting by any Governmental Authority or by Rightside (or any other Rightside Entity) or any other cause, whether or not of a class or kind listed in this sentence, which is beyond the reasonable control of Demand Media (or any other applicable Demand Media Entity), then upon notice to Rightside pursuant to Section 6.2(a), the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and, unless otherwise set forth herein to the contrary, Demand Media (and any other applicable Demand Media Entity) shall have no liability to Rightside (or any other Rightside Entity) in connection therewith.

(b)           If Rightside (or any other Rightside Entity) is prevented from or delayed in complying, in whole or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, earthquake, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, equipment failure, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, act of God, or act, omission or delay in acting by any Governmental Authority or by Demand Media (or any other Demand Media Entity) or any other cause, whether or not of a class or kind listed in this sentence, which is beyond the reasonable control of Rightside (or any other applicable Rightside Entity), then upon notice to Demand Media pursuant to Section 6.2(b), the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and, unless otherwise set forth herein to the contrary, Rightside (and any other applicable Rightside Entity) shall have no liability to Demand Media (or any other Demand Media Entity) in connection therewith.

Section 6.2            Notice.

(a)           Upon becoming aware of a disability causing a delay in the performance or preventing performance of any Services to be provided by Demand Media (or another Demand Media Entity) under this Agreement, Demand Media shall promptly notify Rightside in writing of the existence of such disability and the anticipated duration of the disability.

(b)           Upon becoming aware of a disability causing a delay in the performance or preventing performance of any Services to be provided by Rightside (or another Rightside Entity) under this Agreement, Rightside shall promptly notify Demand Media in writing of the existence of such disability and the anticipated duration of the disability.

Section 6.3            Subcontractors; Fees.  Either Party shall have the right, but not the obligation, to hire or engage one or more subcontractors to perform the Services affected by the disability for the duration of the period during which such disability delays or prevents the performance of such Services by the other Party hereunder, it being agreed that the fees paid or payable under this Agreement with respect to the Services affected by the disability shall be reduced (or refunded or abated, if applicable) on a dollar-for-dollar basis for all amounts paid by such Party to any applicable subcontractors; provided that the non-performing Party shall not be responsible for the amount of fees charged by any such subcontractors to perform such Services to the receiving Party to the extent they exceed the fees payable under this Agreement for such Services.

Section 6.4            Limitations.  Each Party shall use its commercially reasonable efforts to promptly remove any disability under Section 6.1 as soon as possible; provided that nothing in this Article VI will be construed to require the settlement of any lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest.  It is understood that the settlement of a lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party.

ARTICLE VII

TERM AND TERMINATION

Section 7.1            Term of Services.  Subject to the penultimate sentence of Section 7.2 and except as otherwise set forth in Exhibit A, each of the Services shall be provided for the term specified in Section 7.2; provided that either receiving Party shall have the right to terminate one or more of the Services that it receives under this Agreement at the end of a designated month but prior to the expiration of its Initial Service Term (as defined below) (“Early Termination”) by giving the providing Party with prior written notice of Early Termination in the time frame contemplated under the “Duration” heading as set forth on each section of Exhibit A or Exhibit B, as applicable.  Except as otherwise agreed, each Service may only be terminated in whole, and partial termination of a Service shall not be permitted without the prior approval of providing Party, such approval not to be unreasonably withheld or delayed.  The Parties shall cooperate with each other in good faith in their efforts to reasonably effect early termination of Services, including, where applicable, partial termination, and to agree in good faith upon appropriate reduction of the charges hereunder in connection with such early termination.

Section 7.2            Term and Termination of Agreement.  This Agreement shall terminate upon the earlier of (a) the cessation of all Services pursuant to Section 7.1 or (b) the expiration of the initial term (the “Initial Service Term”) for each of the Services set forth on Exhibit A or Exhibit B, as applicable, that have a duration of eighteen (18) months (the “Outside Initial Service Term”); provided that either Party shall have the right to extend the term of the applicable Services provided under this Agreement until a date mutually agreed by the Parties hereto by providing the providing Party with written notice thereof at least (i) thirty (30) calendar days for each Service with an Initial Service Term of two (2) or three (3) months, (ii) forty-five (45) calendar days for each Service with an Initial Service Term of six (6) or ten (10) months, (iii) sixty (60) calendar days for each Service with an Initial Service Term of twelve (12) months and (iv) ninety (90) calendar days for each Service with an Initial Service Term of fifteen (15) or eighteen (18) months, in each case, prior to the expiration date for each of the Services contemplated by Exhibit A and Exhibit B of this Agreement; provided further that Articles III, IV, V and VIII shall survive the termination of this Agreement, and any such termination shall not affect any payment obligation for Services rendered prior to termination.  Notwithstanding the foregoing:  (i) the Parties may terminate this Agreement by mutual written consent and (ii) the Parties each reserve the right to immediately terminate this Agreement by written notice to the other Party in the event that such other Party shall have (A) applied for or consented to the appointment of a receiver, trustee or liquidator; (B) admitted in writing an inability to pay debts as they mature; (C) made a general assignment for the benefit of creditors; or (D) filed a voluntary petition, or have filed against it a petition, for an order of relief under the Bankruptcy Code.  The period from the Distribution Date to the date of termination of this Agreement in accordance with this Section 7.2 is referred to as the “Agreement Term.”

ARTICLE VIII

CONFIDENTIALITY

Section 8.1            Confidentiality.  Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith shall be Confidential Information subject to the confidentiality provisions (and exceptions thereto) set forth in Section 7.4 of the Separation Agreement.

Section 8.2            System Security.

(a)           If Demand Media (or another Demand Media Entity) is given access to the computer systems or software (collectively, “Rightside Systems”) of Rightside (or another Rightside Entity) in connection with the provision of a Rightside Service, Demand Media shall comply (or cause such other Demand Media Entity to comply) with all of the system security policies, procedures and requirements (collectively, “Security Regulations”) of Rightside (or such other Rightside Entity), and shall not (or shall cause such other Demand Media Entity not to) tamper with, compromise or circumvent any security or audit measures employed by Rightside (or such other Rightside Entity).  Demand Media shall (or shall cause such other Demand Media Entity to) access and use only those Rightside Systems of Rightside (or such other Rightside Entity) for which it has been granted the right to access and use.

(b)           If Rightside (or another Rightside Entity) is given access to the computer systems or software (collectively, “Demand Media Systems”) of Demand Media (or another Demand Media Entity) in connection with the provision of a Demand Media Service, Rightside shall comply (or cause such other Rightside Entity to comply) with all of the Security Regulations of Demand Media (or such other Demand Media Entity), and shall not (or shall cause such other Rightside Entity not to) tamper with, compromise or circumvent any security or audit measures employed by Demand Media (or such other Demand Media Entity).  Rightside shall (or shall cause such other Rightside Entity to) access and use only those Demand Media Systems of Demand Media (or such other Demand Media Entity) for which it has been granted the right to access and use.

(c)           Each Party shall use commercially reasonable efforts to ensure that only those of its personnel (or the personnel of the applicable Entity affiliated with such Party) who are specifically authorized to have access to the Rightside Systems or the Demand Media Systems, as applicable, gain such access, and each Party shall use (and cause the Entities affiliated with such Party to use) commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel (or the personnel of the applicable Entity affiliated with such Party) of the restrictions set forth in this Agreement and of the Security Regulations.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Further Assurances.  Subject to the limitations or other provisions of this Agreement, (a) each Party shall use, and shall cause the Entities affiliated with it to use, commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to perform all covenants and agreements herein applicable to such Party or any Entity affiliated with such Party and (b) neither Party will, nor will either Party allow any Entity affiliated with it to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the provision of any Services hereunder during the Agreement Term.  Without limiting the generality of the foregoing, where the cooperation of third parties would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 9.2                                    Amendments and Waivers.

(a)           Subject to Article V, this Agreement may be amended, modified or supplemented only by an agreement in writing signed by both Parties.

(b)           Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party.  No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 9.3            Entire Agreement.  This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 9.4            Third-Party Beneficiaries.  Except as provided in Article V relating to Indemnitees, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon third parties those existing without reference to this Agreement.

Section 9.5            Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be provided in accordance with the provisions of Section 10.6 of the Separation Agreement.

Section 9.6            Counterparts; Electronic Delivery.  This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 9.7            Titles and Headings.  Titles and headings to Sections and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.8            Severability.  If any term or other provision of this Agreement or the Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal any remedy, claim, liability, reimbursement, cause of action or other right in excess of or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.  If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.9            Assignability; Binding Effect.  Except as otherwise expressly provided in this Agreement, neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, and any attempt to assign this Agreement without such consent shall be void and of no effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.10          Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 9.11          Construction.  This Agreement shall be construed as if jointly drafted by the Parties, and no rule of construction or strict interpretation shall be applied against either Party.  The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have.  The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing.  The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith.  The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement.  The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 9.12          Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 9.13          Title and Headings.  Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.14          Exhibits.  The Exhibits attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be signed by their authorized representatives as of the date first above written.

Demand Media, Inc.

By:	/S/ MEL TANG
Name: Mel Tang
Title: Chief Financial Officer

Rightside Group, Ltd.

By:	/S/ TARYN J. NAIDU
Name: Taryn J. Naidu
Title: Chief Executive Officer

EXHIBIT A

RIGHTSIDE SERVICES

EXHIBIT B

DEMAND MEDIA SERVICES